Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 15, 2015

among

ROYAL HAWAIIAN ORCHARDS, L.P. ,

as Borrower,

and

AMERICAN AGCREDIT, FLCA,
as Lender

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.01	Certain Defined Terms.	1
1.02	Other Interpretive Positions.	12
1.03	Accounting Principles.	13

ARTICLE II THE TERM LOAN		14
2.01	Term Loan.	14
2.02	Optional Prepayments.	14
2.03	Reserved.	14
2.04	Repayment.	14
2.05	Interest.	14
2.06	Fees.	15
2.07	Computation of Interest.	15
2.08	Payments by Borrower.	15
2.09	Allocation of Payments After Event of Default.	15
2.10	Security.	16
2.11	Farm Credit Stock.	16
2.12	Prepayment Premium.	16

ARTICLE III RESERVED		16

ARTICLE IV TAXES		16
4.01	Taxes.	16
4.02	Survival.	18

ARTICLE V CONDITIONS PRECEDENT		18
5.01	Conditions of Effectiveness.	18

ARTICLE VI REPRESENTATIONS AND WARRANTIES		18
6.01	Corporate Existence and Power.	18
6.02	Corporate Authorization; No Contravention.	19
6.03	Governmental Authorization.	19
6.04	Binding Effect.	19
6.05	Litigation.	19
6.06	No Default.	19
6.07	ERISA Compliance.	20
6.08	Margin Regulations.	20
6.09	Real Property.	20
6.10	Taxes.	21
6.11	Financial Condition.	21
6.12	Environmental Matters.	22
6.13	Collateral Documents.	22
6.14	Regulated Entities.	22

i

6.15	No Burdensome Restrictions.	22
6.16	Copyrights, Patents, Trademarks and Licenses, Etc.	22
6.17	Subsidiaries.	22
6.18	Insurance.	22
6.19	Solvency.	22
6.20	Tax Shelter Regulations.	22
6.21	Full Disclosure.	22
6.22	Brokers’ Fees.	22
6.23	Foreign Assets Control Regulations and Anti-Money Laundering.	24
6.24	Patriot Act.	24
6.25	PACA.	24

ARTICLE VII AFFIRMATIVE COVENANTS		24
7.01	Financial Statements.	24
7.02	Certificates; Other Information.	25
7.03	Notices.	26
7.04	Preservation of Corporate Existence, Etc.	28
7.05	Maintenance of Property.	28
7.06	Insurance.	28
7.07	Payment of Obligations.	28
7.08	Compliance with Laws.	28
7.09	Compliance with ERISA.	29
7.10	Inspection of Property and Books and Records.	29
7.11	Environmental Laws.	31
7.12	Use of Proceeds.	31
7.13	Further Assurances.	31
7.14	Condemnation.	31

ARTICLE VIII NEGATIVE COVENANTS		32
8.01	Limitation on Liens.	32
8.02	Disposition of Collateral.	34
8.03	Consolidations and Mergers.	34
8.04	Reserved.	34
8.05	Reserved..	34
8.06	Transactions with Affiliates.	34
8.07	Use of Proceeds.	34
8.08	Reserved.	35
8.09	Reserved..	35
8.10	Reserved.	35
8.11	Reserved..	35
8.12	Compliance with ERISA.	35
8.13	Change in Business.	35
8.14	Accounting Changes.	35
8.15	Financial Covenants.	35
8.16	No Negative Pledges.	35
8.17	OFAC; Patriot Act.	35
8.18	Sale-Leasebacks.	35

8.19	PACA License.	36

ARTICLE IX EVENTS OF DEFAULT		36
9.01	Event of Default.	36
9.02	Remedies.	38
9.03	Rights Not Exclusive.	38

ARTICLE X RESERVED		38

ARTICLE XI MISCELLANEOUS		38
11.01	Amendments and Waivers.	38
11.02	Notices.	39
11.03	No Waiver; Cumulative Remedies.	39
11.04	Costs and Expenses.	39
11.05	Indemnity.	40
11.06	Marshalling; Payments Set Aside.	41
11.07	Successors and Assigns.	41
11.08	Participations, Etc.	41
11.09	Confidentiality.	41
11.10	Set-off.	42
11.11	Automatic Debits of Fees.	42
11.12	Severability.	42
11.13	No Third Parties Benefited.	42
11.14	Governing Law and Jurisdiction.	43
11.15	Waiver of Jury Trial; Judicial Reference.	43
11.16	USA Patriot Act Notice.	45
11.17	Entire Agreement.	45
11.18	Counterparts; Facsimile or Electronic Signatures.	45

SCHEDULES

Disclosure Schedule

Schedule 11.02          Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A         Form of Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of June 15, 2015, among Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“Borrower”), and American AgCredit, FLCA, as lender (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender provide Borrower with a term loan in the amount of Five Million Two Hundred Sixty-Five Thousand Dollars ($5,265,000);

WHEREAS, Lender is willing to do so upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01     Certain Defined Terms. The following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agreement” has the meaning specified in the introductory paragraph.

“Attorney Costs” means and includes all reasonable and documented (in summary form with no requirement that the details of any work expended by attorneys be disclosed) fees and expenses of attorneys representing Lender in connection with this Agreement, the Loan Documents and the transactions contemplated by this Agreement and the Loan Documents.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. §101, et seq.).

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the introductory paragraph hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks or commercial lenders in Hawaii, California or New York City are authorized or required by law to close.

“Capital Lease Obligations” means, for any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of Two Hundred Fifty Million Dollars ($250,000,000) and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of Five Hundred Million Dollars ($500,000,000) and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 or otherwise established by Lender are satisfied or waived by Lender and this Agreement becomes effective as among the parties hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower in or upon which a Lien now or hereafter exists in favor of Lender, whether under this Agreement or under any other documents executed by Borrower and delivered to Lender.

“Collateral Documents” means, collectively, (a) the Mortgage and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Borrower, as debtor, in favor of Lender, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Compliance Certificate” means a certificate executed by a Responsible Officer of Borrower, in substantially the form of Exhibit A, certifying Borrower’s compliance with the financial covenants set forth in Section 8.15.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus, (b) the sum of (i) Federal, state, local and foreign income taxes, (ii) Interest Expense (including the interest portion of any capitalized lease obligations), (iii) depletion, depreciation, and amortization, and (iv) extraordinary losses; minus (c) the sum of (i) gains on asset sales, and (ii) extraordinary gains.

“Consolidated Net Income” means, for any period, on a consolidated basis, the net income, if any, of Borrower and its Subsidiaries, determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means the gross book value of the assets of Borrower and its Subsidiaries (exclusive of goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, deferred charges and other like intangibles), less (i) reserves applicable thereto, and (ii) all liabilities (including subordinated liabilities), in each case determined in accordance with GAAP (provided an adjustment shall be made to eliminate the effect of FAS 109) and as reasonably determined by Lender in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any letter of credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and, in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means, for any Loan or other Obligation, two percent (2.0%) per annum in excess of the rate of interest otherwise applicable thereto.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health and safety matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, and, to the extent applicable, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against Borrower or any Subsidiary of Borrower as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by Borrower or any Subsidiary of Borrower, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, Borrower and any Person under common control or treated as a single employer with Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination); (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (j) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (k) any other event or condition that, to Borrower’s knowledge, might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fee Letter” means that certain letter dated as of June 15, 2015 between Lender and Borrower.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” of any Person means (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but excluding obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all guaranteed Indebtedness, (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vii) the Obligations.

“Indemnified Matters” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in Section 7.01(a).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Expense” means, with respect to any period for any Person, total interest expense calculated in accordance with GAAP (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit for such period (in each case calculated without regard to any limitations on payment thereof).

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by Borrower with another Person in order to conduct a common venture or enterprise with such Person.

“Lender” has the meaning specified in the introductory clause hereto.

“Lender’s Payment Office” means the address for payments set forth on Schedule 11.02 or such other address within the continental United States as Lender may from time to time specify.

“Lending Office” means the office or offices of Lender specified as its “Lending Office” on Schedule 11.02, or such other office or offices within the continental United States as Lender may from time to time notify Borrower.

“Lien” means any security interest, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (consensual, statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law), but not including the interest of a lessor under an operating lease.

“Loan Documents” means this Agreement, the Term Loan Note, the Collateral Documents, and all other documents delivered to Lender in connection with the transactions contemplated by this Agreement.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material” and “Materially” means material in relation to the business, operations, affairs, financial condition, assets or properties of Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of Borrower and its Subsidiaries taken as a whole (but excluding any adverse change in the economy in general or any downturn in financial markets); (b) a material impairment of the ability of Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Mortgaged Property” means the real property subject to the Mortgage.

“Mortgage” means the Mortgage, Security Agreement, Financing Statement and Assignment of Rents, dated as of the date hereof, by Borrower in favor of Lender securing the Obligations, as the same may be amended, restated, modified, renewed or extended from time to time.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by Borrower to Lender or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means: (a) for any corporation, the certificate or articles of incorporation and the bylaws; (b) for any limited liability company, the articles of organization and operating agreement; and (c) for any partnership, any partnership agreement or other agreement creating and/or governing such partnership.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (excluding any income taxes) which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“PACA” means the Perishable Agricultural Commodities Act, 7 U.S.C. §499e(c) (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Participant” has the meaning specified in Section 11.08(b).

“PCA Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 27, 2015 between Borrower and certain of its affiliates as borrowers and American AgCredit, PCA as agent and lender, as the same may be amended, restated, modified, renewed or extended from time to time or any other credit agreement entered into between Borrower and American AgCredit, PCA.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, Joint Venture or Governmental Authority.

“Prepayment Premium” has the meaning specified in Section 2.12.

“Property” means Borrower’s chief executive office, any site owned, leased, operated or otherwise utilized by Borrower, and any other location where Borrower conducts its business, grows any crops, or stores any of its inventory or other tangible assets.

“Related Persons” means Lender, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of Lender and its Affiliates.

“Release” means any release, threatened release, Spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means any remedial action or series of related actions that Borrower is required to take pursuant to any Environmental Law.

“Replacement Facility” means any credit facility that replaces or refinances the PCA Credit Agreement.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.

“Responsible Officer” means, with respect to Borrower, the chief executive officer, the chief financial officer, the secretary, and the chief legal officer/general counsel (if applicable) and any other duly authorized officer designated as a Responsible Officer in a written notice of Borrower to Lender.

“Schedule of Documents” means a schedule containing information regarding documents to be delivered pursuant to the Agreement, in form and substance satisfactory to Lender.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spill” means any significant discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum, chemical liquids, solids, gaseous products, or Hazardous Materials at, under, or within any real property which a Person owns or leases.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means (a) any Indebtedness owed to any Affiliate or to any Person who owns, directly or indirectly, any Stock or Stock Equivalents of Borrower, and (b) any Indebtedness of Borrower which is subordinated in whole or in part to any of the Obligations as to right and time of payment or any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, Joint Venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Tax” or “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, taxes paid by the members of a limited liability company on account of such limited liability company’s net income, or similar charges, and all liabilities with respect thereto, excluding, in the case of Lender, such taxes (including income taxes or franchise taxes) as are imposed on or measured by Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or maintains a Lending Office.

“Tax Affiliate” means, (a) Borrower and its Subsidiaries and (b) any Affiliate of Borrower with which Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Term Loan” means the Term Loan made by Lender to Borrower pursuant to this Agreement.

“Term Loan Maturity Date” means July 1, 2035.

“Term Loan Note” means the note from Borrower to Lender evidencing the Term Loan.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Indebtedness to Consolidated EBITDA Ratio” means, as of the last day of any calendar quarter, the ratio of (a) Total Indebtedness as of such date, to (b) Consolidated EBITDA for the four-quarter period ending on such date.

“Total Indebtedness” means, as of any date, the aggregate amount of Indebtedness (without duplication) of Borrower and its Subsidiaries on a consolidated basis.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of California; provided, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“United States” and “U.S.” each means the United States of America.

“Water Rights” means, with respect to the Mortgaged Property, the ground water on, under, pumped from or otherwise available to the Mortgaged Property or any other water rights appurtenant to the Mortgaged Property, whether as a result of groundwater rights, contractual rights, or otherwise and whether riparian, appropriative, or otherwise; the right to remove or extract any such ground water including any permits, rights or licenses granted by any Governmental Authority and any rights granted or created by any easement, covenant, agreement or contract with any Person; and any rights to which the Mortgaged Property is entitled with respect to surface water, whether such rights are appropriative, riparian, prescriptive or otherwise and whether or not pursuant to permit or other governmental authorization; any water right, water allocation for water not yet delivered, distribution right, delivery right, water storage right, or other water-related entitlement appurtenant to or otherwise applicable to the Mortgaged Property by virtue of the Mortgaged Property being situated within the boundaries of any governmental water district or within the boundaries of any private water company, mutual water company, or other non-governmental entity; and any shares, or any rights under such shares, of any private water company, mutual water company, or other non-governmental entity pursuant to which Borrower or the Mortgaged Property may receive water.

“Wholly Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly Owned Subsidiaries of Borrower, or both.

1.02     Other Interpretive Positions.

(a)     All terms defined in Section 1.01 or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(c)     The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(e)     The words “include” and “including” are not limiting and mean “include(s) without limitation” or “including but not limited to,” as the case may be.

(f)     The words “approval” or “approved,” as the context requires, means an approval in writing given to the Person seeking approval after full and fair disclosure to the Person giving approval of all material facts necessary in order to determine whether approval should be granted.

(g)     When used in this Agreement and the other Loan Documents, the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects”, the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval in Lender’s sole discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion” unless otherwise specified in this Agreement.

(h)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(i)     The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(j)     Reserved.

(k)     Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(l)     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(m)     This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its sole discretion.”

(n)     This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender and Borrower and are the products of both parties. Accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.

(o)     The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

(p)     Unless otherwise expressly provided herein, references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amendment, replacing, supplementing or interpreting such Requirements of Law.

(q)     A reference to any Person includes its permitted successors and permitted assigns.

(r)     A reference to any formation document, governing document, agreement or other contractual instrument, including the Loan Documents, shall include such document, agreement or instrument as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

1.03     Accounting Principles.

(a)     Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b)     In the event of any change in GAAP after the Closing Date which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Lender, Borrower and Lender shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions as in effect prior to such accounting change. Until such time as such amendment shall have been executed and delivered by Borrower and Lender, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(c)     References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Borrower. Each fiscal year and each fiscal quarter shall be the calendar year and the each calendar quarter unless otherwise approved by Lender.

ARTICLE II

THE TERM LOAN

2.01     Term Loan. On the Closing Date, Lender agrees to lend to Borrower the sum of Five Million Two Hundred Sixty-Five Thousand Dollars ($5,265,000) (the “Term Loan”). Any portion of the Term Loan that is repaid or prepaid may not be reborrowed. Borrower’s obligation to repay the Term Loan shall be evidenced by this Agreement and the Term Loan Note.

2.02     Optional Prepayments. Borrower may, at any time or from time to time, prepay all or any portion of the Term Loan upon not less than three Business Days’ irrevocable notice from Borrower to Lender, in minimum amounts of five hundred thousand Dollars ($500,000) or any multiple of one hundred thousand Dollars ($100,000) in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment. If notice of prepayment is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with the applicable Prepayment Premium. Any optional Term Loan prepayment will be applied to the most remote installment of principal with respect to the Term Loan and shall not reduce the amount of future monthly installment payments.

2.03     Reserved.

2.04     Repayment. On the first day of each January, April, July, and October, commencing October 1, 2015, Borrower shall pay to Lender a principal payment in the amount of Sixty-Five Thousand Eight Hundred Thirteen Dollars ($65,813). On the Term Loan Maturity Date, Borrower shall pay to Lender, the outstanding principal balance of the Term Loan.

2.05     Interest.

(a)     The Term Loan shall bear interest at the rate of five and 29/100 percent (5.29%) per annum. Interest on the Term Loan shall be paid in arrears on the first day of each quarter commencing July 1, 2015 and on the Term Loan Maturity Date and, during the existence of any Event of Default, on demand of Lender.

(b)     Notwithstanding any other provision of this Agreement, while any Event of Default exists or after acceleration, interest shall accrue (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at the Default Rate.

(c)     Anything herein to the contrary notwithstanding, the obligations of Borrower to Lender hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any law applicable to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, and in such event Borrower shall pay Lender interest at the highest rate permitted by applicable law.

2.06     Fees. Borrower shall pay to Lender such fees as are set forth in the Fee Letter and such other fees as may be agreed to between Borrower and Lender.

2.07     Computation of Interest. Computation of interest on the Term Loan shall be made on the basis of a 360-day year and a 30-day month. Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.

2.08     Payments by Borrower.

(a)     All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender at Lender’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)     Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest.

2.09     Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of Borrower’s Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows unless otherwise determined by Lender in its sole discretion:

(a)     FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) of Lender in connection with enforcing its rights under the Loan Documents and any protective advances made by Lender with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

(b)     SECOND, to the payment of Obligations consisting of accrued fees and interest;

(c)     THIRD, to payment of all other Obligations and other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” and “SECOND” above; and

(d)     FOURTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

2.10     Security. All Obligations of Borrower under this Agreement and all other Loan Documents shall be secured in accordance with the Mortgage and the other Collateral Documents.

2.11     Farm Credit Stock. So long as any Obligations remain outstanding under the terms of this Agreement, Borrower shall maintain its ownership of One Thousand Dollars ($1,000) of stock in American AgCredit ACA or such other amount as may be required under the bylaws and regulations applicable to Lender in connection with Lender being a member of the Farm Credit System.

2.12     Prepayment Premium. If all or any portion of the Term Loan is prepaid prior to the scheduled payment thereof, or paid after acceleration, Borrower shall pay to Lender a prepayment premium as set forth in this Section 2.12 (“Prepayment Premium”). For so long as CoBank, ACB is Lender’s funding bank (or if CoBank, ACB is replaced by another Farm Credit System institution serving the same role as CoBank, ACB), the amount of the Prepayment Premium shall be an amount equal to the amount (without markup) charged by CoBank, ACB or such replacement funding bank to Lender with respect to such prepayment. If Lender ceases to have a Farm Credit System funding bank, the Prepayment Premium shall be a “make-whole” amount calculated according to any reasonable methodology established by Lender. Borrower acknowledges that the Prepayment Premium is not a penalty, does not constitute damages for Borrower’s breach of this Agreement, and does not constitute payment of unmatured interest. Instead, it is a fee payable by Borrower to Lender if the Term Loan is repaid prior to its scheduled due date. Borrower acknowledges that Lender made available to Borrower a variety of interest rate options. Some of those options included prepayment premiums and some did not. Those options that included a prepayment premium were available at a lower cost than those options that did not. Borrower selected an interest rate option that included a prepayment premium and as a result obtained a lower rate of interest than would otherwise have been available. Borrower acknowledges that the Prepayment Premium is a reasonable fee and charge of Lender and reflects a fair and reasonable return to Lender for the consideration advanced to Borrower.

ARTICLE III

RESERVED

ARTICLE IV

TAXES

4.01     Taxes.

(a)     Any and all payments by Borrower to Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, Borrower shall pay all Other Taxes.

(b)     Borrower agrees to indemnify and hold harmless Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date Lender makes written demand therefor.

(c)     If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Lender, then:

(i)     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)     Borrower shall make such deductions and withholdings;

(iii)     Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)     Borrower shall also pay to Lender at the time interest is paid, all additional amounts which Lender specifies as necessary to preserve the after-tax yield Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)     If requested by Lender , Borrower shall, within 30 days after the date of any payment by Borrower of Taxes or Other Taxes, furnish Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Lender.

(e)     If Borrower is required to pay additional amounts to Lender pursuant to Section 4.01(c), then Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrower that may thereafter accrue, if such change in the judgment of Lender is not otherwise disadvantageous to Lender.

4.02     Survival. The agreements and obligations of Borrower under this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01     Conditions of Effectiveness. The effectiveness of this Agreement is subject to delivery by Borrower of all documents specified in any closing checklist or Schedule of Documents delivered by Lender to Borrower and required to be delivered before the Closing Date as set forth therein and satisfaction of such other requirements as may be established by Lender. In addition, Lender shall have received evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses of Lender to the extent then due and payable on the Closing Date, together with Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender and provided that Lender may, if it so elects, defer payment of such items, in which case, Borrower shall pay such items promptly upon being invoiced therefor by Lender.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender that:

6.01     Corporate Existence and Power. Borrower:

(a)     is a limited partnership duly formed, existing and in good standing under the laws of the jurisdiction of its formation;

(b)     has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c)     is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)     is in compliance with all Requirements of Law;

except, in each case referred to in clause (b), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02     Corporate Authorization; No Contravention. The execution, delivery and performance by Borrower of this Agreement and each other Loan Document have been duly authorized by all necessary partnership action, and do not and will not:

(a)     contravene the terms of the Organization Documents of Borrower;

(b)     conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which Borrower or its property is subject; or

(c)     violate any Requirement of Law if the effect of such violation would be a Material Adverse Effect.

6.03     Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to Lender under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by Borrower of this Agreement or any other Loan Document. As of the Closing Date, to Borrower’s knowledge, it is not the subject of any audit, review or investigation by any Governmental Authority concerning the violation or possible violation of any Requirement of Law.

6.04     Binding Effect. This Agreement and each other Loan Document to which Borrower is party constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05     Litigation. Except as specifically disclosed in the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Borrower or its Subsidiaries, or any of their respective properties (a) that would impair Borrower’s ability to perform its obligations under this Agreement, or (b) where the amount of damages claimed is in excess of Two Hundred Fifty Thousand Dollars ($250,000). No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06     No Default. After giving effect to the transactions scheduled to occur on the Closing Date, no Default or Event of Default would exist or would result from the incurring of any Obligations by Borrower or from the grant or perfection of the Liens of Lender on the Collateral. As of the Closing Date, neither Borrower nor any Subsidiary of Borrower is in default under or with respect to any Contractual Obligation where such default could reasonably be expected to have a Material Adverse Effect.

6.07     ERISA Compliance. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law is either (a) the recipient of a favorable determination letter from the IRS, or (b) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2011-49; and no amendment has been made nor has any event occurred with respect to any such Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Code Section 401(a); additionally, each trust created under any such Benefit Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such exemption. Except as set forth in the Disclosure Schedule, (a) each Benefit Plan is, in all Material respects, in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (b) no Benefit Plan is the subject to any existing or pending (or to the knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), (c) no Benefit Plan is currently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, and no matters are pending with respect to a Benefit Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program or similar programs, (d) Borrower has not received, within the prior six (6) calendar years, any communication from any Governmental Authority questioning or challenging the compliance of any Benefit Plan with applicable Requirements of Law; and (e) to Borrower’s knowledge, no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

6.08     Margin Regulations. Neither Borrower nor any Subsidiary of Borrower is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09     Real Property. To Borrower's knowledge, as of the Closing Date (i) there are no Liens affecting the Mortgaged Property other than those reflected in the applicable Title Insurance Policy, (ii) all material permits required to have been issued to enable the Mortgaged Property to be lawfully used for all of the purposes for which it is currently used have been lawfully issued and are in full force and effect, (iii) all current uses of the Mortgaged Property have been and continue to be in compliance with all material applicable Requirements of Law, (iv) no condemnation or eminent domain proceeding has been commenced or is contemplated with respect to all or any portion of the Mortgaged Property, (i) the Mortgaged Property has (A) adequate rights of access to public ways (directly or via private roads, easements, or rights of way across adjacent properties) for its current and intended uses; and (B) all Water Rights necessary for the development and maintenance of orchards on the Mortgaged Property if used for developing and maintaining orchards.

6.10     Taxes. Each Tax Affiliate has filed all Federal and other material tax returns and reports required to be filed, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided by the appropriate Tax Affiliate in accordance with GAAP. To the best knowledge of Borrower, there is no proposed tax assessment against Borrower or any of its Subsidiaries or any of its Subsidiaries members that would, if made, have a Material Adverse Effect. As of the Closing Date, no material tax return filed by Borrower is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. To the extent that Borrower employs employees, proper and accurate amounts have been withheld from the payments made to its employees for all periods in full and Borrower has complied with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which Borrower is the common parent.

6.11     Financial Condition.

(a)     To the best knowledge of Borrower and its Responsible Officer, (i) all financial statements of Borrower covering periods within three years prior to the Closing Date fairly present the financial condition of Borrower in all material respects, (ii) since the date of the most recent set of such financial statements, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Borrower.

(b)     The financial statements of Borrower and its Subsidiaries delivered pursuant to this Agreement:

(i)     fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(ii)     show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations, which are required in accordance with GAAP.

(c)     All financial performance projections delivered to Lender, including the financial performance projections, if any, delivered on the Closing Date, represent Borrower’s good faith estimate of future financial performance as of the date of such projections and are based on assumptions believed by Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Lender that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

6.12     Environmental Matters. Except as set forth in an environmental disclosure statement delivered to Lender before the Closing Date, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to Borrower and its Subsidiaries, (a) the operations of Borrower and each Subsidiary of Borrower are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required by any applicable Environmental Law, (b) neither Borrower nor any Subsidiary of Borrower is party to, and neither Borrower nor any Subsidiary of Borrower and no Property currently (or to the knowledge of Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of Borrower, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of Borrower or any Subsidiary of Borrower and, to the knowledge of Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) neither Borrower nor any Subsidiary has caused or suffered to occur a Release of Hazardous Materials at, to or from any Property, (e) all Property currently (or to the knowledge of Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for Borrower and each Subsidiary of Borrower is free of material contamination by any Hazardous Materials, and (f) neither Borrower nor any Subsidiary of Borrower (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws. Borrower has made available to Lender copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in its possession, custody, control or otherwise available to Borrower.

6.13     Collateral Documents.

(a)     The provisions of each of the Collateral Documents are effective to create in favor of Lender a legal, valid and enforceable first priority security interest (subject to Permitted Liens) in all right, title and interest of Borrower in the collateral described therein.

(b)     All representations and warranties of Borrower contained in the Collateral Documents are true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

6.14     Regulated Entities. Neither Borrower nor any Subsidiary of Borrower is an “Investment Company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.15     No Burdensome Restrictions. Neither Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.16     Copyrights, Patents, Trademarks and Licenses, Etc. Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their businesses, without conflict with the rights of any other Person which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by Borrower or any of its Subsidiaries infringes upon any rights held by any other Person in a manner that would have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened, and to the knowledge of Borrower, no statute, law, rule or regulation is pending or proposed, which, in any case, could reasonably be expected to have a Material Adverse Effect.

6.17     Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in the Disclosure Schedule and holds no Stock or Stock Equivalents in any other corporation or entity other than those specifically disclosed in the Disclosure Schedule.

6.18     Insurance. Borrower and each of its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by other companies engaged in similar businesses of the same size and character as the business of Borrower and its Subsidiaries and, to the extent relevant, owning similar properties in the localities where the Properties are located.

6.19     Solvency. Both before and after giving effect to the Term Loan and all other transactions occurring on the Closing Date, Borrower is Solvent.

6.20     Tax Shelter Regulations. Borrower does not intend to treat the Term Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Lender thereof. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Term Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records required by such Treasury Regulation.

6.21     Full Disclosure. None of the representations or warranties made by Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Borrower in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.22     Brokers’ Fees. Except for fees payable to Lender, Borrower has no obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

6.23     Foreign Assets Control Regulations and Anti-Money Laundering. Borrower and each Subsidiary of Borrower is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither Borrower nor any Subsidiary of Borrower (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

6.24     Patriot Act. Borrower and each of its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.25     PACA. Borrower is not a dealer, commission merchant, or broker under PACA, and Borrower’s assets are not subject to the trust provisions provided for under PACA.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Term Loan shall remain unpaid or unsatisfied, unless Lender waives compliance in writing:

7.01     Financial Statements. Borrower shall deliver to Lender, in form and detail satisfactory to Lender:

(a)     as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by (i) the opinion of a regionally recognized independent public accounting firm acceptable to Lender; provided, that, for the avoidance of doubt, so long as the PCA Credit Agreement is outstanding, any accounting firm acceptable to American AgCredit, PCA shall be acceptable to Lender (“Independent Auditor”) which opinion shall state that such consolidated financial statements present fairly the financial position for the periods indicated in accordance with GAAP applied on a basis consistent with prior years, and (ii) a completed Compliance Certificate executed by a Responsible Officer. Such opinion shall not be qualified or limited in any respect, including because of a limited or restricted examination by the Independent Auditor of any material portion of Borrower’s or any of its Subsidiary’s records.

(b)     as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter that is not the last fiscal quarter of a fiscal year, copies of (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of the immediately preceding quarter, (ii) the related consolidated statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of the immediately preceding quarter and (iii) a Compliance Certificate, executed by a Responsible Officer;

(c)     as soon as available, but not later than fifteen (15) days after the end of each month that is not the last month of a fiscal quarter, copies of (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of the immediately preceding month, (ii) the related consolidated statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of the immediately preceding month and (iii) a completed Compliance Certificate executed by a Responsible Officer;

(d)     as soon as available, but not later than ninety (90) days after the start of each fiscal year, an annual budget and forecast for such fiscal year in a form acceptable to Lender; provided, that, for the avoidance of doubt, so long as the PCA Credit Agreement is outstanding, any annual budget and forecast in a form acceptable to American AgCredit, PCA shall be acceptable to Lender; and

(e)     such additional financial statements and financial information as Lender shall reasonably require from time to time.

7.02     Certificates; Other Information. Borrower shall furnish to Lender:

(a)     promptly, copies of all financial statements that Borrower sends to its unitholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that Borrower (or any Subsidiary of Borrower) furnishes to, or files with, the SEC and copies of all federal, state, local, and foreign tax returns, information returns, and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use, or like taxes) filed by Borrower;

(b)     promptly, after Borrower has notified Lender of any intention by Borrower to treat the Term Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(c)     promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower made by such accountants, including any comment letters submitted by such accountants to management of Borrower in connection with their services;

(d)     upon Lender’s request from time to time, Borrower shall permit and enable Lender to obtain appraisals or valuations in form and substance and from appraisers reasonably satisfactory to Lender stating the fair market value, or such other value as determined by Lender, of any Collateral; and

(e)     promptly, such additional information regarding the business, financial or corporate affairs of Borrower or regarding any of the Collateral as Lender may from time to time reasonably request.

7.03     Notices. Borrower shall promptly, and except as provided in clause (f) below, in no event later than five (5) Business Days after a Responsible Officer of Borrower becomes aware thereof, notify Lender:

(a)     of the occurrence of any Default or Event of Default;

(b)     of (i) any breach or non-performance of, or any default under, any Contractual Obligation where the total Contractual Obligation exceeds Two Hundred Fifty Thousand Dollars ($250,000) with respect to Borrower or any of its Subsidiaries; and (ii) any dispute, litigation, investigation, proceeding or suspension which, to the knowledge of Borrower, exists at any time between Borrower or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other, that if determined adversely to Borrower or the Subsidiary could reasonably be expected to result in a Material Adverse Effect;

(c)     of the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any of its Subsidiaries (i) in which the amount of damages claimed against Borrower or any of its Subsidiaries exceeds Two Hundred Fifty Thousand Dollars ($250,000) (or its equivalent in another currency or currencies) in excess of any applicable insurance coverage, (ii) in which injunctive or similar relief is sought, and if awarded, could reasonably be expected to result in a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d)     of (i) the receipt by Borrower of any notice of violation of or potential liability or similar notice under Environmental Law, (ii) (A) the occurrence of any unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by Borrower of notification that any Property of Borrower is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Material Environmental Liabilities and (iv) any proposed acquisition or lease of Property, if such acquisition or lease would reasonably be expected to result in Material Environmental Liabilities;

(e)     for so long as Borrower is publicly traded, of any other litigation or proceeding affecting Borrower or any of its Subsidiaries which Borrower would be required to report to the SEC pursuant to the Exchange Act;

(f)     (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)     of any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Lender pursuant to this Agreement;

(h)     of any material change in accounting policies or financial reporting practices by Borrower or any of its consolidated Subsidiaries;

(i)     any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Borrower or any Subsidiary of Borrower; and

(j)     (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04     Preservation of Corporate Existence, Etc. Borrower shall:

(a)     preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of formation; provided that this provision shall not preclude Borrower, upon prior written notice to Lender and delivery to Lender of any documents or satisfaction of any steps reasonably requested by Lender, from reorganizing into another entity in its current state of formation or in any other state or jurisdiction, whether by conversion, merger or other reorganization as long as, unless otherwise approved by Lender, Borrower continues to be owned directly or indirectly by the same Persons who owned Borrower prior to the reorganization;

(b)     preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c)     use reasonable efforts, in the ordinary course of business, to preserve its goodwill; and

(d)     take reasonable steps to preserve or renew all of its registered patents, trademarks, trade names and service marks used in the normal conduct of its business.

7.05     Maintenance of Property. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its personal property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, provided that this Section 7.05 shall not prevent Borrower or any of its Subsidiaries from discontinuing the operation and the maintenance of any of its personal property if such discontinuance is desirable in the conduct of its business and Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.06     Insurance. In addition to insurance requirements set forth in the Collateral Documents, Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound independent insurers, insurance with respect to their respective properties and businesses covering such risks and in such amounts as shall be reasonably required by Lender; including workers’ compensation insurance, public liability and property and casualty insurance. All such insurance shall name Lender as loss payee and as additional insured as its interests may appear or such other endorsement as may be reasonably required by Lender. Upon request of Lender, Borrower shall furnish Lender, at reasonable intervals, a certificate of a Responsible Officer of Borrower (and, if requested by Lender, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

7.07     Payment of Obligations. Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)     all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary;

(b)     all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary;

(c)     unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary, all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and

(d)     the performance of all obligations under any Contractual Obligation of Borrower or any of its Subsidiaries, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)     payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of, any underfunded Benefit Plan.

7.08     Compliance with Laws. Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist, including those laws and regulations relating to licensing, environmental, ERISA and labor matters.

7.09     Compliance with ERISA. Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Benefit Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10     Inspection of Property and Books and Records.

(a)     Inspection of Books and Records. Borrower shall maintain, and shall cause each Subsidiary of Borrower to maintain, books of record and account, in which true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower and such Subsidiary. Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of Lender to visit any of their respective properties to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower, and one (1) such visit per calendar year by Lender or an Affiliate of Lender (including, American AgCredit, PCA) shall be at the expense of Borrower; provided, that when an Event of Default exists, Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice. Lender has no duty to examine, audit or copy Borrower’s or any Subsidiary’s books and records and Lender shall not incur any obligation or liability by reason of not making any such examination or inquiry. If Lender examines or audits books and records, Lender will be acting solely for the purposes of protecting its security and preserving its rights under this Agreement. Neither Borrower nor any other party is entitled to rely on any examination or other inquiry by Lender. Lender owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any adverse condition that may be observed as affecting Borrower or any Subsidiary of Borrower. Lender may in its discretion disclose to Borrower or, subject to Section 11.09, to any other party any findings made as a result of, or in connection with, any inspection of Borrower’s books and records.

(b)     Inspection of Property. Lender and its agents and representatives will have the right to enter and visit any Property for the purposes of observing the Property or inspecting Collateral (and, if an Event of Default shall have occurred and be continuing and Lender has reasonable grounds to believe that the Property is not in material compliance with Environmental Laws, taking and removing soil or groundwater samples, and conducting tests on any part of the Property) at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, when an Event of Default exists Lender may do any of the foregoing at any time during normal business hours and without advance notice. Lender is under no duty, however, to visit or observe the Property or to conduct tests, and any such acts by Lender will be solely for the purposes of protecting Lender’s security and preserving Lender’s rights under this Agreement. No site visit, observation or testing by Lender will result in a waiver of any default of Borrower or impose any liability on Lender. In no event will any site visit, observation or testing by Lender be a representation that hazardous substances are or are not present in, on or under the Property, or that there has been or will be compliance with any law, regulation or ordinance pertaining to hazardous substances or any other applicable governmental law. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by Lender. Lender owes no duty of care to protect Borrower or any party against, or to inform Borrower or any other party of, any hazardous substances or any other adverse condition affecting the Property. Lender may in its discretion disclose to Borrower or, subject to Section 11.09, to any other party any report or finding made as a result of, or in connection with, any site visit or observation by Lender. Borrower understands and agrees that Lender makes no warranty or representation to Borrower or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Borrower also understands that depending on the results of any site visit, observation or testing by Lender disclosed to Borrower, Borrower may have the legal obligation to notify one or more environmental agencies of the results, and that such reporting requirements are site-specific and are to be evaluated by Borrower without advice or assistance from Lender. In each instance, Lender will give Borrower reasonable notice before entering the Property or any other place Lender is permitted to enter under this Section 7.10(b). One inspection by Lender or an Affiliate of Lender (including, American AgCredit, PCA) per calendar year shall be at the expense of Borrower; provided that when an Event of Default exists there shall be no limit on the number of inspections at the expense of Borrower. Lender will make reasonable efforts to avoid interfering with Borrower’s use of the Property.

7.11     Environmental Laws. Borrower shall comply with, and maintain its Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) and orders and directives of any Governmental Authority, except, in either case, where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Lender at any time has a reasonable basis to believe that there exist violations of Environmental Laws by Borrower or that there exist any Environmental Liabilities, in each case, that could reasonably be expected to have a Material Adverse Effect, then Borrower shall, promptly upon receipt of request from Lender, cause the performance of, and allow Lender access to such Property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Lender may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Lender, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Lender and shall be in form and substance reasonably acceptable to Lender.

7.12     Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely for general business purposes, including acquisition of capital assets.

7.13     Further Assurances.

(a)     Borrower shall ensure that all written information, exhibits and reports furnished to Lender do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Lender and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)     Promptly upon request by Lender, Borrower shall do, execute, acknowledge, deliver, record, re-record, file, refile, register and reregister, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments Lender may reasonably require from time to time in order to: (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other document executed in connection therewith.

7.14     Condemnation. Borrower shall promptly give Lender written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Property of Borrower and shall deliver to Lender copies of any and all papers served in connection therewith.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Term Loan shall remain unpaid or unsatisfied, unless Lender waives compliance in writing:

8.01     Limitation on Liens. Borrower shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)     with respect to the Mortgaged Property, any Lien or other encumbrance existing on the Closing Date and disclosed in the title insurance policy issued with respect to the Mortgaged Property;

(b)     any Lien existing on the Collateral on the Closing Date and set forth in the Disclosure Schedule;

(c)     any Lien created under any Loan Document or in connection with the PCA Credit Agreement;

(d)     Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07;

(e)     mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(f)     Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for Borrower and its Subsidiaries do not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(g)     easements, rights-of-way, restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Collateral subject thereto or interfere with the ordinary conduct of the businesses of Borrower and its Subsidiaries;

(h)     non-exclusive licenses and sublicenses granted by Borrower and leases or subleases (by Borrower as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of Borrower or any of its Subsidiaries;

(i)     with respect to Collateral other than the Mortgaged Property:

(i)     Liens created in connection with a Replacement Facility;

(ii)     carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(iii)     Liens, other than any Lien imposed by ERISA, consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(iv)     Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not, even if enforced, cause a Material Adverse Effect;

(v)     Liens on equipment securing purchase money Indebtedness or Capital Lease Obligations and encumbering the purchased or leased assets (but not any other assets and not securing an amount greater than the purchase price of or lease obligation with respect to such assets);

(vi)     any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(vii)     Liens arising from the filing of precautionary Uniform Commercial Code financing statements with respect to any lease permitted by this Agreement;

(viii)     Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(ix)     Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(x)     Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(xi)     Liens securing Indebtedness incurred solely for the purposes of financing premiums for insurance policies of the Borrower so long as the Liens do not extend to any Collateral other than the insurance policy (including unearned premiums) financed by such Indebtedness.

8.02     Disposition of Collateral. Borrower shall not, directly or indirectly, sell, assign, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Collateral or enter into any agreement to do any of the foregoing, except that, with respect to Collateral other than the Mortgaged Property:

(a)     dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business, or of any assets as permitted by Section 8.03.

(b)     the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)     dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) at least seventy-five percent (75%) of the sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by Borrower shall not exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; and

(d)     (i) dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of Borrower and (ii) conversions of Cash Equivalents into other Cash Equivalents.

8.03     Consolidations and Mergers. Borrower shall not merge, consolidate with or into, or convey, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person without the prior written consent of Lender, except that Borrower may merge or consolidate with any Subsidiary, provided that Borrower shall be the continuing or surviving entity.

8.04     Reserved.

8.05     Reserved.

8.06     Transactions with Affiliates. Borrower shall not, and Borrower shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate, except upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary; provided that Borrower may reimburse Royal Hawaiian Resources, Inc. for reasonable management expenses.

8.07     Use of Proceeds. Borrower shall not, and Borrower shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.08     Reserved.

8.09     Reserved.

8.10     Reserved.

8.11     Reserved.

8.12     Compliance with ERISA. Borrower shall not knowingly cause or permit the continued existence of (a) any event that could result in the imposition of a Lien on any Collateral with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.

8.13     Change in Business. Borrower shall not, and Borrower shall not suffer or permit any of its Subsidiaries to, engage in any line of business other than those lines of business in which it is engaged on the Closing Date or reasonable extensions thereof.

8.14     Accounting Changes. Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrower or of any of its Subsidiaries.

8.15     Financial Covenants.

(a)     Total Indebtedness to Consolidated EBITDA Ratio. Commencing with the quarter ending December 31, 2016, Borrower shall not permit the Total Indebtedness to Consolidated EBITDA Ratio as of the last day of any calendar quarter to exceed 4.0 to 1.0.

(b)     Consolidated Tangible Net Worth. Borrower shall not permit Consolidated Tangible Net Worth as of the last day of any fiscal year, commencing with the fiscal year ending December 31, 2014, to be less than the “Minimum Tangible Net Worth Amount.” The Minimum Tangible Net Worth Amount shall be Thirty-Seven Million Dollars ($37,000,000) with respect to the fiscal year ending December 31, 2014 and shall be increased dollar for dollar by the aggregate amount of positive Consolidated Net Income (but not reduced if Consolidated Net Income in any fiscal year is negative) for each fiscal year thereafter.

8.16     No Negative Pledges. Borrower shall not, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Collateral in favor of Lender, whether now owned or hereafter acquired except in connection with any document or instrument governing a Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

8.17     OFAC; Patriot Act. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 6.23 and Section 6.24.

8.18     Sale-Leasebacks. Borrower shall not engage in a sale leaseback, synthetic lease or similar transaction involving any of the Collateral.

8.19     PACA License. Borrower shall not obtain or attempt to obtain a license under PACA.

ARTICLE IX

EVENTS OF DEFAULT

9.01     Event of Default. Any of the following shall constitute an “Event of Default”:

(a)     Non-Payment. Borrower (i) fails to make payment on account of principal on the Term Loan as and when the same is due and payable hereunder or (ii) fails to make payment on account of interest on the Term Loan or of any other amount owed to Lender under any Loan Document within three (3) Business Days after the same becomes due and payable; or

(b)     Representation or Warranty. Any representation or warranty by Borrower made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by Borrower or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)     Breach of Negative Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in Article VIII; or

(d)     Breach of Section 7.01. Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.01, and such failure shall not have been cured or remedied within three (3) Business Days after such failure occurs; or

(e)     Other Defaults. Borrower fails to perform or observe any term or covenant contained in this Agreement (other than those set forth in Article VIII or Section 7.01) or any other Loan Document and, if such failure is by its nature capable of being cured or remedied, such failure shall not have been cured or remedied within twenty (20) days after such failure occurs; or

(f)     Cross-Default. Borrower or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Two Hundred Fifty Thousand Dollars ($250,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)     Insolvency; Voluntary Proceedings. Borrower or any Subsidiary of Borrower (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(h)     Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower or any Subsidiary of Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of Borrower or any Subsidiary of Borrower and any such proceeding or petition is not dismissed, or such writ, judgment, warrant of attachment, execution or similar process is not released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Borrower or any Subsidiary of Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower or any Subsidiary of Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(i)     Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of Fifty Thousand Dollars ($50,000) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or

(j)     Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against Borrower or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)     Loss of Licenses. (i) Any Governmental Authority revokes or fails to renew any license, permit or franchise of Borrower or any of its Subsidiaries, (ii) Borrower or any of its Subsidiaries for any reason loses any license, permit or franchise, or (iii) Borrower or any of its Subsidiaries suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise; and (i), (ii) or (iii), as applicable, would be reasonably expected to have a Material Adverse Effect; or

(l)     Reserved.

(m)     Loan Documents. (i) any material provision of any Loan Document or any of the Loan Documents in its entirety shall for any reason cease to be valid and binding on or enforceable against Borrower or Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(n)     Reserved.

(o)     Reserved.

9.02     Remedies. If any Event of Default occurs, Lender may during the continuation of such Event of Default:

(a)     declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(b)     exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, that upon the occurrence of any event specified in Section 9.01(g) or (h) (in the case of clause (i) of Section 9.01(h) upon the expiration of the 60 day period mentioned therein), the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender.

9.03     Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

RESERVED

ARTICLE XI

MISCELLANEOUS

11.01     Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02     Notices.

(a)     All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to Borrower or Lender, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to Borrower and Lender.

(b)     All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered by overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II to Lender shall not be effective until actually received by Lender.

(c)     Any agreement of Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Lender shall not have any liability to Borrower or any other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Term Loan shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in the telephonic or facsimile notice.

11.03     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04     Costs and Expenses. Any action taken by Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of Borrower, and Lender shall not be required under any Loan Document to reimburse Borrower therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (a) Lender for all reasonable and documented out-of-pocket costs and expenses incurred by it or any Related Persons, in connection with the preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) subject to the provisions of Section 7.10, Lender for all reasonable and documented out-of-pocket costs and expenses incurred by it or any Related Person in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Lender for its examiners), (c) each of Lender and its Related Persons, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Document or Obligation, including Attorney Costs.

11.05     Indemnity.

(a)     Borrower agrees to indemnify, hold harmless and defend Lender and its Related Persons (each such Person being an “Indemnified Person”) from and against all liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnified Person in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of the Term Loan or any securities filing of, or with respect to, Borrower, and (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of Borrower or any of its Affiliates in connection with any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrower shall not have any liability under this Section 11.05 to any Indemnified Person with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b)     Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of Borrower or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Property of Borrower, whether or not, with respect to any such Environmental Liabilities, any Indemnified Person is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to Borrower or the owner, lessee or operator of any Property through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Lender or following Lender having become the successor-in-interest to Borrower and (ii) are attributable solely to acts or omissions of such Indemnified Person.

(c)     The obligations in this Section shall survive payment of all other Obligations. All amounts owing under this Section shall be paid within 30 days after demand.

11.06     Marshalling; Payments Set Aside. Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment to Lender, or Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

11.07     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party may assign or transfer any of its rights or obligations under this Agreement or any of the Loan Documents to which it is a party without the prior written consent of the other party.

11.08     Participations, Etc.

(a)     Reserved.

(b)     Lender may at any time sell to one or more commercial lenders or other Persons not Affiliates of Borrower (a “Participant”) participating interests in the Term Loan, hereunder and under the other Loan Documents; provided, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01 and 11.05 as though it were also a lender hereunder.

11.09     Confidentiality. Lender agrees to take, and to cause its Affiliates to take, normal and reasonable precautions to maintain the confidentiality of all confidential information provided to it by Borrower or any of its Subsidiaries, or by Lender on Borrower’s or such Subsidiary’s behalf, in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, (and shall require that all Participants agree to do so as well) and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with Borrower or its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by Lender, its Affiliates or its Participants, or (ii) was or becomes available on a non-confidential basis from a source other than Borrower or its Subsidiaries, provided that to Lender’s knowledge such source is not bound by a confidentiality agreement with Borrower or any of its Subsidiaries; provided, that Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which Lender is subject or in connection with an examination of Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which Lender or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to Lender’s independent auditors and other professional advisors; (G) to any Participant, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of Lender hereunder; and (H) to any Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Borrower or any of its Subsidiaries is party or is deemed party with such Affiliate. Notwithstanding anything herein to the contrary, Lender may disclose any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Lender relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Term Loan and transactions contemplated hereby.

11.10     Set-off. In addition to any rights and remedies of Lender provided by law, if an Event of Default exists or the Term Loan has been accelerated, Borrower hereby authorizes Lender, at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender to or for the credit or the account of Borrower against any and all Obligations owing to Lender, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11     Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to Lender, Lender may, with the consent of Borrower prior to the occurrence of an Event of Default, debit any deposit account of Borrower with Lender in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. With respect to any interest or principal due and payable to Lender, Lender may, with the consent of Borrower prior to the occurrence of an Event of Default, debit any such deposit account in an amount equal to such interest or principal. If there are insufficient funds in such deposit accounts to cover the amount of the fee, cost or expense, interest or principal then due, such debits will be reversed (in whole or in part, in Lender’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.11 shall be deemed a set-off.

11.12     Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.13     No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, Lender, and its Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.14     Governing Law and Jurisdiction.

(a)     THIS AGREEMENT AND THE TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWER AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. BORROWER AND LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

11.15     Waiver of Jury Trial; Judicial Reference.

(a)     BORROWER AND LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER AND LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)     Each of the parties hereto prefer that any dispute between them be resolved in litigation subject to the jury trial waiver set forth in Section 11.15(a) herein, but the California Supreme Court in Grafton Partners L.P. v. Superior Court has held such pre-dispute jury trial waivers are unenforceable under California law. Each of the parties hereto agree that the provisions of Section 11.15(b)-(i) shall be applicable until such pre-dispute jury trial waivers are deemed enforceable under California law or unless any dispute between them is brought before a court that is not applying California law.

(c)     Other than (i) non-judicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) arising out of or relating to this Agreement or any other Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under this Agreement (the “Court”).

(d)     The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(e)     The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f)     Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.

(g)     The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including motions for summary judgment or summary adjudication. The referee shall issue a decision pursuant to CCP §644 and the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order entered by the Court is fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h)     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i)     THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

11.16     USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

11.17     Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower and Lender, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.18     Counterparts; Facsimile or Electronic Signatures. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any of the other Loan Documents to produce or account for more than one such counterpart. Executed signature pages of the Agreement and the other Loan Documents may be delivered to the parties by facsimile or electronic transmission, and the parties may rely on any such facsimile or electronically-transmitted signature page for all purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By: /s/ Scott Wallace Name: Scott Wallace Title: President and CEO

LENDER:

AMERICAN AGCREDIT, FLCA

By: /s/ Janice T. Thede Name:Janice T. Thede Title:Vice President

DISCLOSURE SCHEDULE
to the Credit Agreement

Litigation

Edmund C. Olson as Trustee for the Edmund C. Olson Trust No. 2 v. Royal Hawaiian Orchards, L.P. and DOES 1-100, collectively, Circuit Court of the Third Circuit of the State of Hawaii, Civil No. 15-1-0016, filed January 22, 2015.

Royal Hawaiian Orchards, L.P. v. Edmund C. Olson, in his capacity as trustee of the Edmund C. Olson Trust No. 2; the Edmund C. Olson Trust No. 2; and DOES 1-50, collectively, U.S. District Court, Central District of California – Western Division, Case No. 2:14-CV-08984, filed November 20, 2014.

ERISA

None.

Subsidiaries

Royal Hawaiian Resources, Inc., Royal Hawaiian Services, LLC, and Royal Hawaiian Macadamia Nut, Inc., are Subsidiaries of Borrower.

Permitted Liens

None.

SCHEDULE 11.02

LENDING OFFICES; ADDRESSES FOR NOTICES

BORROWER

Royal Hawaiian Orchards, L.P.

688 Kinoole Street, Suite 121

Hilo, HI 96720

Attention:	Scott C. Wallace, President
Telephone:	(949) 661-6304 ext. 101
Facsimile:	(949) 487-0242
Email:	scott@royalhawaiianorchards.com

AMERICAN AGCREDIT, FLCA,

American AgCredit, FLCA

200 Concourse Boulevard

Santa Rosa, California 95403

Attention:	Account Officer – Royal Hawaiian Orchards
Telephone:	(707) 545-7100
Facsimile:	(707) 521-3575

Lender’s Payment Office:

CoBank, ACB

Wichita, Kansas

ABA No. 101104562

Account No. 11575000

Account Name: American AgCredit

Attention: Participation Accounting

Reference: Royal Hawaiian Resources

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

ROYAL HAWAIIAN ORCHARDS, L.P. ,

Date of Financial Statements: ______________

Reference is made to that certain Credit Agreement dated as of June 15, 2015, between Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“Borrower”), and American AgCredit, FLCA, lender (“Lender”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

The undersigned Responsible Officer of Borrower hereby certifies as of the date hereof that he/she is the [_______________] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender and that:

[Use the following paragraph only if this Certificate is delivered in connection with the annual financial statements required by Section 7.01(a) of the Credit Agreement.]

1.     Attached hereto are true and correct copies of the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of the fiscal year ended _______________ and the related consolidated statements of income or operations, shareholders’ equity or partners’ capital, and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by the opinion of the Independent Auditor, which opinion (a) states that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) is not qualified or limited in any respect, including because of a limited or restricted examination by the Independent Auditor of any material portion of Borrower’s or any of its Subsidiaries’ records.

or

[Use the following paragraph only if this Certificate is delivered in connection with the quarterly financial statements required by Section 7.01(b) of the Credit Agreement.]

1.     Attached hereto are true and correct copies of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of the fiscal quarter ended _________ and the related consolidated statements of income, owners’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, which are complete and accurate in all material respects and fairly present, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position, the results of operations and the cash flows of Borrower and its Subsidiaries.

______________________________________________________

C-1

2.     The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.     To the best knowledge of the undersigned, Borrower and its Subsidiaries, during such period, have observed, performed or satisfied all of the covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by Borrower and its Subsidiaries and the undersigned has no knowledge of any Default or Event of Default.

4.     The representations and warranties of Borrower contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such date; and except that this notice shall be deemed instead to refer to the last day of the most recent year for which financial statements have then been delivered in respect of the representation and warranty made in Section 6.11(a) of the Credit Agreement).

[Use the following paragraph only if this Certificate is delivered in connection with the annual or quarterly financial statements required by Sections 7.01(a) or 7.01(b) of the Credit Agreement.]

5.     The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate. All amounts and ratios in Schedule 1 refer to the financial statements attached hereto and are determined in accordance with the specifications set forth in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as the ____________ of Borrower as of ______________, 20__.

ROYAL HAWAIIAN ORCHARDS, L.P., a Delaware limited partnership

By:	Royal Hawaiian Resources, Inc., a Hawaii corporation, its managing general partner

By:____________________________ Name: _________________________ Title: _________________________

C-2

SCHEDULE 1
to the Compliance Certificate

Dated _______________ / For the fiscal [quarter][year] ended ___________.

1.	Compliance with Section 8.15(a) (Total Indebtedness to Total Consolidated EBITDA Ratio):

(a) Total Indebtedness as of such date:	$______________

(b) Consolidated EBITDA as of such date:	$______________

Ratio of (a) to (b):	____ to _____

Required Ratio:	< 4.0 to 1.0

In compliance: YES/NO

[Use the following section only if the Certificate is delivered in connection with the annual financial statements required by Sections 7.01(a) of the Credit Agreement.]

2.	Compliance with Section 8.15(b) (Consolidated Tangible Net Worth):

Required Tangible Net Worth as of such date:	$______________

Actual Tangible Net Worth as of such date:	$______________

In compliance: YES/NO

Attached to this Schedule 1 is an Excel spreadsheet showing the detailed calculations supporting the foregoing.

Schedule 1-1